Exhibit 10.3

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is entered into this 18th day of December, 2012 by and among Mission Community Bancorp (“Bancorp”) and Mission Community Bank (the “Bank”) (collectively referred to as the “Company”) on the one hand, and Tom L. Dobyns (“Employee”) on the other hand, on the terms and conditions set forth herein.

1. Position

Employee shall serve as President of Bancorp and Chief Executive Officer (CEO) of the Bank, reporting directly to the Chief Executive Officer of Bancorp or the Board of Directors of Bancorp and the Bank (the “Boards”), and in such other position or positions as the Board and Employee shall agree upon from time to time.  During the term of Employee’s employment, the Bank and Bancorp shall have Employee nominated for election and continued as a member of their respective Boards.  During the term of the Agreement, Employee shall have responsibility for the general management and operation of the Bank and shall have the duties, responsibilities and obligations customarily assigned to individuals serving as the CEO of a commercial banking institution in California and the President of a bank holding company, together with such duties as may be reasonably incidental thereto, as well as such other duties, responsibilities and obligations as the Boards and Executive shall agree upon from time to time.  Employee shall devote substantially all of his time to the services required of him hereunder, provided that nothing contained herein shall preclude Employee from (i) serving on the board of directors of any business corporation only with the consent of the Board, (ii) serving on the board of any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not materially interfere with the performance of Employee’s duties hereunder.

Employee represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.  The Company represents that this Agreement has been authorized by due corporate action and that the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which it is a party or by which it may be bound.

2. Exclusivity

Employee expressly agrees as a condition to the performance by Company of its obligations herein that, except as permitted by Section 1, during the term hereof, he will not, directly or indirectly, render any services of an advisory nature or otherwise become employed by, or participate or engage in, any business competitive with any businesses of the Company, without the prior written consent of the Company; provided, however, that nothing herein shall prohibit Employee from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor, and so long as he in fact does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Company.  Nothing contained herein shall preclude substantially passive investments by Employee during the term hereof that may require nominal amounts of his time, energies and interest.  Employee agrees that he shall not engage in conduct which is in contravention of the Company’s conflict of interest policy.

3. Term

Employee’s employment under this Agreement shall commence on December 18, 2012 (the “Effective Date”) and shall continue thereafter for a period of three (3) years from the date thereof, subject, however, to prior termination of this Agreement as hereinafter provided (“Term”).

4. Compensation

(a) Salary

The Company shall pay Employee a base salary (“Base Salary”) of $300,000 per annum, less appropriate withholdings, taxes and similar deductions, payable in equal installments on those days when the Company normally pays its employees.  Not less than once each twelve (12) months, the Board shall review and evaluate the Base Salary of Employee based upon the performance of Employee, market conditions for salaries to individuals similarly employed, increases in the cost of living, and similar factors.

(b) Bonus

Employee shall be eligible for consideration for an annual bonus based on an annual incentive plan to be adopted by the Company.  The amount of bonus compensation, if any, to be paid to Employee shall be determined in the sole discretion of the Board based upon the performance of Employee and the results of the Company’s operations, provided, however, that for calendar year 2012, Employee shall be entitled to a minimum bonus of 25% of Employee’s Base Salary.  Any such bonus compensation shall be paid no later than March 15 of the calendar year following the calendar year in which Employee performs the services for which the bonus is to be paid, and only if Employee is still employed with the Company at the time such payments are made.

(c) Business Expenses

Employee shall be entitled to reimbursement by the Bank or Bancorp for any ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties in accordance with the Bank’s and Bancorp’s reimbursement policies in effect from time to time, provided that each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank and Bancorp as a business expense and not as deductible compensation to Employee; and Employee furnishes to the Bank and Bancorp adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and Bancorp and not as deductible compensation to Employee.

In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (i) in no event shall any payment under this Section 4(c) or Sections 4(d)(ii) or (iv) be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, and Employee shall be required to have submitted substantiation for such expenses at least ten (10) days before the last date for payment, (ii) the amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year, and (iii) Employee’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

(d) Benefits

During the term of his employment under this Agreement, Employee shall be entitled to receive the following benefits:

(i) Employee shall be eligible to participate in all employee benefit plans maintained by the Company, including (without limitation) any disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject to terms and conditions of each plan currently in effect, and, in addition, the Company shall maintain and pay all premiums during the Term on a term life insurance policy providing a death benefit of not less than $750,000 to Employee’s designated beneficiaries, provided that Employee qualifies for such insurance and cooperates in meeting the underwriting criteria of the insurer.  Such benefits will become effective only upon issuance of a policy of insurance, and the foregoing shall not be construed as a guarantee by the Company that employee shall have such insurance in force for the entire Term.

(ii) Employee shall be entitled to reimbursement by the Bank or Bancorp for any out of pocket expenses paid by Employee for an annual executive physical exam.

(iii) Employee is entitled to four (4) weeks of vacation per year. Accrual and use of vacation time shall be governed by the Company’s applicable policies and procedures.

(iv) Employee will be provided with an executive membership at the San Luis Obispo Country Club at the Bank’s expense.  The Bank shall pay or reimburse Employee for all dues associated with such membership and reimburse Employee for all business expenses incurred at such country club in accordance with the Bank’s reimbursement policies.  Upon termination of this Agreement (other than for Cause), Employee shall be permitted to keep the membership without reimbursement to the Bank, provided the Bank has been released by San Luis Obispo Country Club from any and all further obligations related to the membership.

(v) During the Term, Employee shall be entitled to receive, at the Company’s sole discretion, either (1) $1,200 per month as a car allowance (2) a car leased directly by the Company, or (3) a Company owned vehicle, all of comparable value.  In the case of a Company leased or Company owned auto, the Company shall pay all operating maintenance and insurance costs.

(e) Stock Options

(i) The Compensation Committee of the Board of Directors of Bancorp has approved, and Employee and Bancorp have executed a Stock Option Award Agreement, effective as of November 22, 2011, granting to Employee a stock option to purchase an aggregate of seventy five thousand (75,000) shares of the common stock of Bancorp (the “Common Stock”) with an exercise price equal to Five Dollars ($5.00) per share (the “Equity Award”).  The Equity Awards was granted under the Mission Community Bancorp 2011 Equity Incentive Plan (the “Plan”) pursuant to a separate agreement as contemplated by the Plan in a form approved by the Compensation Committee (the “Equity Award Agreement”).  The Equity Awards is for a term of ten years from the date of grant, and vests in five annual installments of 15,000 shares (20%) per year, with the first such installment to vest November 21, 2012, and the subsequent installments vesting on November 21, 2013, November 21, 2014, November 21, 2015 and November 21, 2016.  Any inconsistency between this Agreement and the Equity Award Agreement or the Plan shall be resolved in favor of the Equity Award Agreement and the Plan.

(ii) In addition to the foregoing option, due to the employee’s key role in executing the overall business strategy for the Central Coast Initiative, the Employee shall periodically be eligible to receive equity awards, at the sole discretion of the Board of Bancorp, in the form of stock options (the “Additional Equity Awards”) to purchase a number of shares of Bancorp’s authorized but unissued Common Stock equal to two percent (2.0%) of the amount of Bancorp’s Common Stock or warrants or rights to acquire shares of Common Stock (“Common Equity Equivalents”) sold and issued following the date hereof and during the Term other than shares (A) issued pursuant to the Plan or any other employee benefit arrangement or agreement providing Common Equity Equivalents of any kind to employees, directors or consultants of the Company, or any issuance of Common Stock upon the exercise or vesting of any such Common Equity Equivalent, (B) any shares of Common Stock or other Common Equity Equivalents issued in connection with a requirement to maintain the capital ratios of Bancorp or its subsidiaries at the level required by any agreement, approval, order, consent, memorandum of understanding, formal agreement, directive or similar action by any state or federal regulatory authority, (C) Common Stock or other Common Equity Equivalent issued upon the conversion of convertible preferred or debt securities issued by Bancorp or its subsidiaries, and (D) any Common Stock or other Common Equity Equivalents issued in connection with a Change in Control as defined in Section 7(a).  Additional Equity Awards shall be issued, if at all, at the same purchase price and on other terms per unit or share as the Common Stock or other Common Equity Equivalent issued by Bancorp, including term, vesting and forfeiture, with such vesting to occur in five annual installments of twenty percent (20%) per year, with the first such vesting to occur on the first anniversary of the date of actual grant of the Additional Equity Award.  Notwithstanding the foregoing, any Additional Equity Awards (other than shares of Common Stock purchased by Employee), shall terminate in accordance with the terms of any Equity Award Agreement, stock purchase agreement, or other agreement executed in connection with such Additional Equity Award.

5. Disability and Death

If Employee suffers a physical or psychological condition which renders him incapable of performing the essential functions of his job with or without a reasonable accommodation prior to the termination of this Agreement, then, to the extent permitted by law, the Company shall have the right upon ten (10) days written notice to terminate this Agreement and Employee’s employment hereunder.

(a) Immediately following the date on which the Company terminates Employee’s employment pursuant to Section 5 of this Agreement, or earlier if required by law, the Company shall pay to Employee all incurred but unreimbursed business expenses, accrued but unpaid salary, awarded but unpaid bonus, and accrued but unused vacation time, such salary and vacation time to accrue until the last day of the month in which Employee’s last working day occurred.  Thereafter, the Company’s obligations shall terminate.  Employee shall continue to be eligible to receive benefits under the disability plans, if any, that the Company maintains as of the date of termination, provided that Employee satisfies the requirements of such plans, if any.

(b) If Employee dies before receipt of the entire amount specified in Section 5(a), then unpaid amounts shall be paid to Employee’s estate.

(c) In the event of Employee’s death during the Term of this Agreement, this Agreement shall terminate.  Immediately after the date of death, the Company shall pay to Employee’s estate all incurred but unreimbursed business expenses, accrued but unpaid salary, awarded but unpaid bonus, and accrued but unused vacation time, with such salary and vacation to accrue until the last day of the month in which Employee’s last working day occurred.

(d) No Separation Pay or similar benefit shall be paid if termination occurs pursuant to this Section 5.

6.	Termination for Cause and Without Cause

(a) The Bank or Bancorp may terminate the Agreement at any time by action of its Board for cause (“Cause”).  For purposes of this Agreement, “Cause” means the termination of Employee’s employment by the Company due to (i) Employee’s conviction of a felony or the entering by the Employee of a pleas of nolo contendere to a felony charge, or any willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, (ii) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has or may reasonably be expected to have a significant adverse effect on the business or reputation of the Company, (iii) a substantial and continual refusal by Employee in breach of this Agreement to perform the duties, responsibilities or obligations assigned to Employee pursuant to the terms hereof, provided that such duties, responsibilities or obligations are consistent with his position as President of Bancorp or CEO of the Bank, or (iv) any other material breach by Employee of any material provision of this Agreement.  Termination under this Section 6(a) shall not prejudice any remedy that the Bank or Bancorp may have at law, in equity, or under this Agreement.

In the event Employee is terminated for Cause, Employee shall be entitled to receive his Base Salary through the effective date of the termination, any incurred but unreimbursed business expenses, and any accrued but unused vacation time as of the date of termination.  Employee shall not be entitled to any other compensation.  Employee shall not be eligible to receive any separation pay if terminated for Cause.

(b) During the Term, this Agreement may be terminated immediately without Cause and at will by the Company upon written notice, or by resignation by Employee for Good Reason.  For purposes of this provision, “Good Reason” shall mean: (i) the assignment to Employee of material duties of a substantially lesser responsibility than those described in Section 1 hereof, (ii) a material diminution in the authority or responsibilities of Employee or requirement that Employee report to anyone other than the Chief Executive Officer of Bancorp, the Board of Directors of Bancorp or the Board of Directors of the Bank, or (iii) a material reduction in Employee’s Base Salary.

(i) Employee shall be required to provide the Company with written notice detailing with specificity the reasons that Employee believes that he has Good Reason to terminate the Agreement no later than thirty (30) days after the initial existence of such reasons.  Upon receipt by the Company of such notice by Employee, the Company shall have the right to revoke any changes identified by Employee within thirty (30) days of said notification, in which case no Good Reason shall be deemed to exist, and any resignation for Good Reason shall be made not later than sixty (60) days following the expiration of such second thirty (30) day period.

(ii) If Employee’s employment is terminated under this Section 6(b) without Cause by the Company or for Good Reason by Employee, Employee shall be paid out his Base Salary through the date of termination, any accrued but unused vacation pay as of the date of termination, and any incurred but unreimbursed business expenses.  In addition, if Employee’s employment is terminated under this Section 6(b) without Cause by the Company after the Effective Date, and Employee executes and does not revoke a waiver and release agreement in substantially the form of Exhibit A, and any period for revocation expires, all occurring no later than thirty-five (35) days following termination (or such later date as may be provided for in Exhibit A), then Employee shall be paid separation pay equivalent to an additional twelve (12) months of salary based upon Employee’s then current annual Base Salary (“Separation Pay”).  The Separation Pay, less applicable state and federal withholdings, shall be paid in equal installments during a twelve (12) month period on the Company’s regular payroll dates (commencing with the first payroll date that is more than ten days following termination, subject to Section 10 hereof).

(c) During the Term, this Agreement may be terminated without Good Reason by Employee on ninety (90) days notice to the Company (the “Notice Period”).  If this Agreement is terminated without Good Reason by Employee, Employee shall continue to receive his Base Salary through the effective date of his termination, any accrued but unused vacation pay as of the date of termination, and any incurred but unreimbursed business expenses.  The Company reserves the right to accelerate Employee’s last day of employment and pay him out for the remainder of the Notice Period on the Company’s regular payroll dates, or to request Employee not to report to work during the Notice Period.  Employee shall not be entitled to any other compensation.  Employee agrees to cooperate fully with the Company with respect to the transition of his duties and responsibilities during the Notice Period.

(d) Unless otherwise agreed, if Employee is terminated for any reason or resigns for any reason, Employee agrees to resign immediately from the Board of Directors and all committees or other positions held with Bancorp or the Bank, if any, effective as of the last date of employment.

(e) The expiration of this Agreement at the end of the Term shall not constitute a termination without Cause or for Good Reason pursuant to this Section 6.

7.	Change of Control

(a) For the purposes of this Agreement, “Change of Control” means the first to occur of any of the following events:

(i) If any one person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), or more than one person acting as a group, acquires ownership of stock of the Bank or Bancorp that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of stock of such corporation;

(ii) If any one person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or more than one person acting as a group, other than the Bancorp, Bank or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of Bancorp, Bank, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Bancorp possessing fifty percent (50%) or more of the total voting power of the stock of such corporation, or a majority of members of Bancorp’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of Bancorp’s board of directors before the date of the appointment or election; and/or

(iii) If any one person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or more than one person acting as a group, other than the Bancorp, Bank or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of Bancorp or Bank, acquires (or has acquired during the 12-month period on the date of the most recent acquisition by such person or persons) assets from Bancorp or Bank that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of such corporation immediately before such acquisition or acquisitions (determined without regard to any liabilities associated with such assets).

In addition, a Change of Control hereunder shall not include any consolidation or merger of Bancorp and/or the Bank or sale or other disposition of all or substantially all of the stock or assets of Bancorp and/or the Bank or any stock issuance which results from a transaction with any bank, bank holding company, financial institution or other entity or entities in which Carpenter Fund Manager GP, LLC, Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P., Carpenter Community BancFund-CA, L.P., or their respective Affiliates own, directly or indirectly, twenty five percent (25%) or more of the common stock or equivalent equity interests, unless such event would result in Good Reason for Employee’s resignation.  For purposes of this Agreement, an “Affiliate” shall be defined as (A) a person or entity directly or indirectly controlling, controlled by, or under common control with another person or entity; (B) a person or entity owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interests of an entity; (C) an officer, director, member, partner, or member of the immediate family of an officer, director, member or partner, of another person or entity; and/or (D) any Affiliate of any such person or entity.

Notwithstanding anything else to the contrary set forth herein, a “Change in Control” shall not include any sale of stock or securities, merger, transfer of assets, consolidation liquidation, reorganization or other transaction instituted by or at the request of the Federal Deposit Insurance Corporation or the Federal Reserve Board to resolve any supervisory concerns respecting the Bank or Bancorp.

(b) In the event this Agreement or Employee’s employment is terminated without Cause by the Bank or Employee resigns for Good Reason within sixty (60) days prior to or within two (2) years after the occurrence of a Change of Control, Employee shall be paid out his Base Salary through the date of termination, any accrued but unused vacation pay as of the date of termination, and any incurred but unreimbursed business expenses.  In addition, subject to Employee executing and not revoking a waiver and release agreement in substantially the form of Exhibit A, and any period for revocation expires, all occurring no later than thirty-five (35) days following termination (or such later date as may be provided for in Exhibit A), then the Bank or any assignee or successor in interest shall (i) pay Employee, within thirty days after the termination date (or such later date as may be provided for in Exhibit A or under Section 10 hereof), a lump sum equal to twenty-four (24) months’ salary (at a monthly rate based upon Employee’s then current or last annual Base Salary under Section 4(a) of this Agreement) plus an amount equal to fifty percent (50%) of Employee’s then current Base Salary, all subject to deductions for withholding and applicable employment taxes, and (ii) Employee shall be entitled to the continuation of Employee’s coverage under the group medical care provided at the time of termination for a period of twelve (12) months following such termination period, provided, however, the Company’s obligation to provide such coverage shall be terminated if Employee obtains comparable substitute coverage from another employer at any time during such twelve (12) month period.  Employee agrees to advise the Company immediately if such comparable or substitute coverage is obtained from another employer.  In the event of a termination without cause by the Company following a Change of Control, Employee shall only be eligible for the payments described in this Section 7(b) and shall not be entitled to any payments under Section 6(b)(ii).  Notwithstanding any provision to the contrary in this Section 7(b), no severance benefits shall be payable to Employee hereunder if Employee’s employment is terminated for any of the reasons delineated in Section 5 or in Section 6(a) hereof or while grounds for termination under such Sections exist.

(c) In the event of a Change of Control, all granted but unvested portion of any Equity Award or Additional Equity Award shall vest immediately prior to the effective time of the Change of Control.

8.	Supervisory Matters

If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or Bancorp’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the obligations of the Bank and Bancorp under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank and Bancorp may in its discretion:  (i) pay Employee all or part of the compensation withheld while their obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of their obligations which were suspended.  If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s or Bancorp’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.  All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the Federal Reserve Board, at the time that the Federal Deposit Insurance Corporation or the Federal Reserve Board approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

9.	Golden Parachute Limitation

Notwithstanding any other provision of this Agreement, separation compensation under Section 6(b) or Section 7 hereof will be reduced as provided below if, and to the extent, necessary to avoid any additional tax or penalty imposed on “excess parachute payments” under the Internal Revenue Code.

If Employee’s severance or other compensation provided by Bancorp and/or the Bank under Section 6(b) or Section 7 hereof and outside this Agreement would cause any such payment to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code), then the payments under Section 6(b) or Section 7 hereof, as applicable, will be reduced (pro rata in the case of installment payments) to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section 9, such dispute will be resolved by the good faith determination of the Board of Directors or the Compensation Committee of the Board of Directors.

10.	Section 409A Limitation

It is the intention of Bank, Bancorp and Employee that the severance and other benefits payable to Employee under this Agreement either be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code (“Section 409A”).  Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by Bank and Bancorp, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the timing of commencement and completion of severance benefit and/or other benefit payments to Employee hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A.  If any payment to be made hereunder is “non-qualified deferred compensation” subject to Section 409A and the timing of such payment is based on termination of Employee’s employment with the Bank and/or Bancorp, then for such purpose “termination of employment” shall mean “separation from service” with the Company as such term is defined for purposes of Section 409A.  Bank, Bancorp and Employee acknowledge and agree that such interpretation could, among other matters, (i) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments; and/or (ii) modify the completion date of severance and/or other benefit payments.  The Bank, Bancorp and Employee further acknowledge and agree that if, in the judgment of the Bank and Bancorp, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Bank, Bancorp and Employee will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary and possible for it to comply (with the most limited possible economic effect on the Bank, Bancorp and Employee) with Section 409A.

Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charges under Section 409A of the Internal Revenue Code, if any of the Company’s stock is publicly traded and Employee is deemed to be a “specified employee” as determined by the Company for purposes of Section 409A(a)(2)(B) of the Internal Revenue Code, Employee agrees that any non-qualified deferred compensation payments due to him under this Agreement in connection with a termination of employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum at the beginning of the seventh (7th) month following Employee’s termination of employment.

11.	Regulatory Provisions

Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Employee be in excess of that considered by the Federal Deposit Insurance Corporation or the Federal Reserve Board to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance.  Any payments made to Employee, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

12.	Ownership of Confidential Proprietary Information

All records of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Company, and all other files, books and records and other materials owned by the Company or used by it in connection with the conduct of its business, whether prepared by Employee or otherwise coming into his possession, shall be the exclusive property of the Company regardless of who actually prepared the original material, book or record.  All such books and records and other materials, and any copies thereof, shall be immediately returned to the Company by Employee on any termination of his employment.

13.	Trade Secrets

During the Term, Employee will have access to and become acquainted with what Employee and the Company acknowledge are trade secrets, including the names of customers and clients of the Company, their financial condition and financial needs, financial information regarding the Company and other information relating to the Company’s products, services and methods of doing business. Employee agrees not to disclose any of the Company’s trade secrets, directly or indirectly, or use them in any way, either during the term of employment (except as required in the course of employment with the Bank) or after the termination of this Agreement.  Employee will not, for twelve (12) months following the termination of Employee’s employment with the Bank, solicit for employment elsewhere individuals who are active, full-time employees of the Bank.

14.	Indemnification

To the extent permitted by and consistent with Section 317 of the California Corporations Code (“Section 317”), the Articles of Incorporation and the Bylaws of the Company, and applicable federal law and regulations, including 12 U.S.C. Section 1828(k), the Company shall indemnify Employee for expenses, judgments, fines, settlements and other amounts actually incurred by Employee in connection with any proceeding to which Employee is a party by reason of the fact that Employee is or was an agent of the Company (as defined in Section 317) if the proceeding arose from acts or omissions in the course and scope of Employee’s employment other than willful misconduct or other acts not covered by any indemnification agreement between the Company and Employee.  The Company shall advance on behalf of Employee all costs, including attorneys’ fees, as necessary with respect to any such proceeding.  In the event any applicable law shall require the issuance of an undertaking by Employee, such shall be acceptable without bond, collateral or any other security being given by Employee in connection therewith.  This provision shall survive the termination of this Agreement for any reason.

15.	Assignment and Modification

Except as required by the surviving entity in a change of control, this Agreement and the rights and duties hereunder may not be assigned by any party hereto without the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void.  Any modification of this Agreement shall be made in a writing executed by both parties.

16.	Further Assurance

From time to time each party will execute and deliver such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform the obligations and agreements hereunder.

17.	Notices

All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

To Bank:	Chairman of the Board
Mission Community Bank
3380 South Higuera Street
San Luis Obispo, California 93401

To Bancorp:	Chairman of the Board
Mission Community Bancorp
3380 South Higuera Street
San Luis Obispo, California 93401

To Employee:	_______________________
_______________________
_______________________

or such other party and/or address as any of such parties may designate in a written notice served upon the other parties in the manner provided herein.  All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the second day next succeeding the date of mailing if sent by certified or registered mail.

18.	Arbitration

Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Employee’s employment, or any alleged discrimination or statutory or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in Los Angeles, California in accordance with, and under the auspices of  the employment rules of JAMS or other mutually agreeable alternative dispute resolution service.  The laws of the United States and, to the extent not inconsistent therewith, the laws of the State of California shall govern.  Without limiting the foregoing, the potential claims covered by this Agreement include, but are not limited to, claims for wages, bonuses or other compensation due; claims for breach of any contract or covenant (express or implied) under which Employee believes he would be entitled to compensation or benefits; claims for wrongful termination in violation of public policy, tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing  Act, the California Labor Code and applicable wage orders, the California Family Rights Act, the Federal Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Consolidated Omnibus budget Reconciliation Act of 1985, and the Employee Retirement Income Security Act; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.  The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated.  Employee, on the one hand, and the Bank and Bancorp collectively, on the other hand, shall each bear his or their own costs and attorneys’ fees incurred in conducting the arbitration; provided, however, that the Bank and Bancorp shall bear the fees and administrative costs charged by the arbitrator and JAMS (or other alternative dispute resolution service selected).  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL.

19.	Successors

This Agreement shall be binding upon, and shall inure to the benefit of, the successors of the parties.

20.	Entire Agreement

This Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement and shall be deemed superseded and canceled.

21.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of California.

22.	Executed Counterparts

This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

23.	Section Headings

The various section headings are inserted for purposes of convenience only and shall not affect the meaning or interpretation of tilts Agreement or any section hereof.

24.	Calendar Days/Close of Business

Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date, and references to “days” shall refer to calendar days.

25.	Severability

In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

DATED: _______________________	EMPLOYEE

Tom L. Dobyns

DATED: _______________________	Mission Community Bank

By:
Chairman of the Board of Directors

DATED: _______________________	Mission Community Bancorp

By:
Chairman of the Board of Directors

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Waiver Agreement”) is entered into by and between Tom L. Dobyns (“Employee”) and Mission Community Bancorp and Mission Community Bank on their respective behalf and on behalf of their respective parents, subsidiaries, affiliates and successors-in-interest (collectively, the “Company”).

RECITALS

A.           Employee and the Company have entered into an Employment Agreement dated as of _____________, 2012 (the “Agreement”).

B.           A condition precedent to certain of the Company’s obligations under the Agreement is the execution of this Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

RELEASE

In consideration for the payment of severance and other compensation under the Agreement, Employee agrees unconditionally and forever to release and discharge the Company, its parents, subsidiaries, affiliates, successors-in-interest, and their respective officers, directors, managers, employees, members, shareholders, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, that arise out of or in any way relate to Employee’s employment with, or separation from, the Company on or before the date of execution of this Waiver Agreement.  Employee also confirms his resignation as a director, officer and employee of the Company and any corporation, partnership, venture, limited liability company or other entity controlled by, controlling or under common control with the Company.

This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United State Code.

Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understand and acknowledge the significance and consequence of such specific waiver of Section 1542 of the Civil Code of the State of California which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

REPRESENTATIONS OF EMPLOYEE

Employee represents and agrees that, prior to the execution of this Waiver Agreement, Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee’s choosing.

Employee affirms that no promise or inducement was made to cause Employee to enter into this Waiver Agreement other than the inducements provided in the Agreement.  Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Employee’s agreement.

MISCELLANEOUS

Except for the Agreement and any other employee benefit plans expressly referred to in the Agreement as continuing following Employee’s termination of employment with the Company, this Waiver Agreement sets forth the entire agreement between Employee and the Company, and shall be binding on both party’s heirs, representatives and successors.  This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively.  If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

Employee acknowledges that Employee has been advised that Employee has twenty-one (21) days to consider this Waiver Agreement, and that Employee was informed that Employee has the right to consult with counsel regarding this Waiver Agreement.  To the extent Employee has taken less than twenty-one (21) days to consider this Waiver Agreement, Employee acknowledges that Employee has had sufficient time to consider this Waiver Agreement and to consult with counsel, and that Employee does not desire additional time.

This Waiver Agreement is revocable by Employee for a period of seven (7) days following Employee’s execution of this Waiver Agreement. The revocation by Employee of this Waiver Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by the Bank prior to the eighth (8th) day following the execution of this Waiver Agreement by Employee.  This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee’s execution of this Waiver Agreement.  No payment will be made to the undersigned until such date.

The undersigned agree to the terms of this Waiver Agreement and voluntarily enters into it with the intent to be bound hereby.

DATED:	Tom L. Dobyns

DATED:	Mission Community Bancorp

By:
Name:
Title:

DATED:	Mission Community Bank

By:
Name:
Title: